                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   NVIDIA Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

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2.  Aggregate number of securities to which transaction applies:


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3.  Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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4.  Proposed maximum aggregate value of transaction:


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5.  Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount Previously Paid:


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2.  Form, Schedule or Registration Statement No.:

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3.  Filing Party:

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4.  Date Filed:

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

                                 [NVIDIA LOGO]

                                                                   June 5, 2000

Dear Stockholder:

   On behalf of NVIDIA Corporation (the "Company"), I cordially invite you to attend the 2000 Annual Meeting of Stockholders, which will begin at 2:00 p.m. on Wednesday, July 12, 2000, at the Santa Clara Westin Hotel, 5101 Great America Parkway, Santa Clara, California. At the meeting, stockholders will be asked to (a) elect two directors to hold office until the 2003 Annual Meeting of Stockholders; (b) ratify the selection of KPMG LLP as independent accountants of the Company for its fiscal year ending January 28, 2001; and
(c) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The accompanying Notice and Proxy Statement describe those proposals.

   The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. This will not limit your right to change your vote prior to or at the meeting.

   We appreciate your interest in the Company. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                                          Very truly yours,
                                          /s/ Christine B. Hoberg
                                          Christine B. Hoberg
                                          Secretary

                              NVIDIA CORPORATION
                              3535 Monroe Street
                             Santa Clara, CA 95051

                               ----------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 12, 2000

TO THE STOCKHOLDERS OF NVIDIA CORPORATION:

   Notice Is Hereby Given that the 2000 Annual Meeting of Stockholders of NVIDIA Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, July 12, 2000 at 2:00 p.m. local time at the Santa Clara Westin Hotel, 5101 Great America Parkway, Santa Clara, California, for the following purposes:

  1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders;

  2. To ratify the selection of KPMG LLP as independent accountants of the Company for its fiscal year ending January 28, 2001; and

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on June 5, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors




                                        /s/ Christine B. Hoberg

                                        CHRISTINE B. HOBERG
                                        Secretary

Santa Clara, California
June 5, 2000

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                              NVIDIA CORPORATION
                              3535 Monroe Street
                             Santa Clara, CA 95051

                               ----------------

                                PROXY STATEMENT
                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
                                 July 12, 2000

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of NVIDIA Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on July 12, 2000 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Santa Clara Westin Hotel, 5101 Great America Parkway, Santa Clara, California. The Company intends to mail this proxy statement and accompanying proxy card on or about June 12, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on June 5, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on June 5, 2000, the Company had outstanding and entitled to
vote            shares of Common Stock.

   Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3535 Monroe Street, Santa Clara, CA 95051, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), is February 12, 2001. If a stockholder proposal or nomination for director is not submitted in time for inclusion in the written proxy materials, such matter may be submitted for stockholder approval at the annual meeting if it is submitted to the Company no earlier than the close of business on March 14, 2001 and no later than the close of business on April 13, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Pending Stock Split

   The Board of Directors approved a two-for-one stock split in May 2000. The stock split will be paid in the form of a stock dividend to be distributed on June 26, 2000 to all stockholders of record on June 12, 2000. All share numbers in this Proxy Statement are shown on an actual basis as of the date indicated and do not reflect the stock split.

                                  Proposal 1

                             Election Of Directors

   The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors (the "Board") shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

   The Board is presently composed of seven members. There are two directors in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

   Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2003 Annual
Meeting

   Tench Coxe, 42, has served as a director of NVIDIA since June 1993. Mr. Coxe is a managing director of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was Director of Marketing and MIS at Digital Communication Associates. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from the Harvard Business School. Mr. Coxe also serves on the Board of Directors of Alteon WebSystems Inc., Copper Mountain Networks Inc., E-Loyalty Corp., Clarus Corporation, and several privately held companies.

   Mark A. Stevens, 40, has served as a director of NVIDIA since June 1993. Mr. Stevens has been a managing member of Sequoia Capital, a venture capital investment firm, since March 1993. Prior to that time, beginning in

July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia, he held technical sales and marketing positions at Intel. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from the Harvard Business School. Mr. Stevens currently serves on the Board of Directors of Terayon Communication Systems, Inc., a broadband systems company, MP3.com, Inc., an online music company, MedicaLogic, Inc., an online health information company, Pixelworks, Inc., a fabless semiconductor company developing image processors, and several privately held companies.

                       The Board Of Directors Recommends
                    A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2001 Annual Meeting

   James C. Gaither, 62, has served as a director of NVIDIA since December 1998. Mr. Gaither has been a partner of the law firm of Cooley Godward LLP since 1971. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States, Special Assistant to the Assistant Attorney General in the United States Department of Justice and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is a member of the Board of Trustees of the Carnegie Endowment for International Peace, RAND, The William and Flora Hewlett Foundation, and the James Irvine Foundation. Mr. Gaither currently serves on the Board of Directors of Amylin Pharmaceuticals, Inc., a biotechnology company, Basic American, Inc., a food processing company, Levi Strauss & Company, a manufacturer and marketer of brand-name apparel, Blue Martini, Inc., a customer interaction company, and Siebel Systems, Inc., an information software systems company. Mr. Gaither received a B.A. in Economics from Princeton University and a J.D. from Stanford University.

   Jen-Hsun Huang, 37, co-founded NVIDIA in April 1993 and has served as the Company's President, Chief Executive Officer and a member of the Board of Directors since its inception. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation ("LSI"), a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware, the business unit responsible for LSI's "system-on-a-chip" strategy. From 1983 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

   A. Brooke Seawell, 52, has served as a director of NVIDIA since December 1997. Mr. Seawell has been a general partner of Technology Crossover Ventures since February 2000. From 1997 to 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an Internet application server software company. From 1991 to 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell holds a B.A. degree in economics and an M.B.A. degree in finance from Stanford University. Mr. Seawell serves on the Board of Directors of Accrue Software, Inc., an Internet data collection and analysis software company, Informatica Corporation, a data integration software company, Mediaplex, Inc., a provider of e-business advertising technology and services, and several privately held companies.

Directors Continuing in Office Until the 2002 Annual Meeting

   Harvey C. Jones, Jr., 47, has served as a director of NVIDIA since November 1993. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., a developer of electronic design automation software, where he served as President through December 1992, as Chief Executive Officer until January 1994 and as Executive Chairman of the Board until February 1998. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the Board of Directors of Synopsys, Remedy

Corporation, an enterprise software company, and Numerical Technology Corporation, an integrated circuit technology and software company. Mr. Jones also serves on the board of directors for several privately held companies. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

   William J. Miller, 54, has served as a director of NVIDIA since November 1994. From April 1996 through October 1999, Mr. Miller was Chief Executive Officer and Chairman of the Board of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as President of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation, a mass storage company. He was a member of the Board of Directors, and Chairman thereof, from, respectively, May 1992 and September 1993 to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as Executive Vice President and President, Information Services. Mr. Miller holds a B.A. and a J.D. degree from the University of Minnesota. Mr. Miller serves on the Board of Directors of Waters Corporation, a scientific instrument manufacturing company and on the Board of Directors of Innovex Inc., a manufacturer of flexible circuits.

Board Committees and Meetings

   During the fiscal year ended January 30, 2000, the Board held seven (7) meetings. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent accountants to be retained and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee consists of two non-employee directors: Messrs. Seawell and Stevens. The Audit Committee was formed upon the effectiveness of the Company's initial public offering on January 21, 1999. It met four (4) times during the fiscal year ended January 30, 2000.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee has delegated to Jen-Hsun Huang the ability to determine salaries, incentive compensation and stock option awards for employees below the vice president level. The Compensation Committee consists of two non-employee directors: Messrs. Coxe and Jones. It met four
(4) times during the fiscal year ended January 30, 2000.

   During the fiscal year ended January 30, 2000, each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

                                  Proposal 2

               Ratification Of Selection Of Independent Auditors

   The Board has selected KPMG LLP as the Company's independent auditors for the fiscal year ending January 28, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since April 1995. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board of Directors Recommends
                         A Vote In Favor Of Proposal 2

                   Certain Beneficial Owners And Management

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 30, 2000 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                   Beneficial Ownership (1)
                                                   ---------------------------
                                                    Number of      Percent of
Beneficial Owner                                     Shares          Total
----------------                                   -------------- ------------
Jen-Hsun Huang (2)(3)............................       2,804,592          8.7%
Jeffrey D. Fisher (2)(4).........................         252,933            *
Christine B. Hoberg (2)(5).......................          39,233            *
Chris A. Malachowsky (2)(6)......................       2,089,125          6.5%
Curtis R. Priem (2)(7)...........................       3,035,625          9.4%
Tench Coxe (2)(8)................................         293,459            *
James C. Gaither (2)(9)..........................         113,242            *
Harvey C. Jones, Jr. (2)(10).....................         242,301            *
William J. Miller (2)(11)........................         173,094            *
A. Brooke Seawell (2)(12)........................          94,550            *
Mark A. Stevens (2)(13)..........................         188,218            *
All current directors and executive officers as a
 group (11 persons) (14).........................       9,326,372         28.3%

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.
 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,053,692 shares of Common Stock outstanding on April 30, 2000. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (2) The address for each of these persons is c/o NVIDIA Corporation, 3535 Monroe Street, Santa Clara, California 95051.
 (3) Includes 2,308,900 shares of Common Stock held by The Jen-Hsun and Lori Huang Living Trust dated May 1, 1995, of which Mr. Huang is the trustee, and 250,600 shares of Common Stock held by J. and L. Huang Investments, L.P., of which Mr. Huang and his wife are general partners. Also includes 244,999 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
 (4) Includes 33,000 shares of Common Stock held by Jeffrey D. Fisher, as custodian for his three minor children under the Uniform Gifts to Minors Act. Also includes 32,567 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
 (5) Includes 36,874 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
 (6) Includes 1,710,000 shares of Common Stock held by The Chris and Melody Malachowsky Living Trust dated October 20, 1994, of which Mr. Malachowsky is the trustee, and 238,500 shares of Common Stock held by Malachowsky Investments L.P., of which Mr. Malachowsky and his wife are general partners.

    Also includes 140,625 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
 (7) Includes 130,000 shares of Common Stock held by The Priem Family CRT and 1,970,000 shares held by the Priem Family Foundation. Mr. Priem disclaims beneficial ownership of the shares of Common Stock held by the Priem Family Foundation. Also includes 140,625 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
 (8) Includes 20,526 shares of Common Stock held in a retirement trust over which Mr. Coxe exercises voting and investment power. Includes 47,500 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
 (9) Includes 37,666 shares of Common Stock held by Cooley Godward LLP, of which Mr. Gaither is a partner. Mr. Gaither disclaims beneficial ownership of such shares held by such entity, except to the extent of his pecuniary interest therein. Also includes 20,625 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
(10) Includes 47,500 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
(11) Includes 41,250 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
(12) Includes 94,550 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
(13) Includes 46,250 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 2000.
(14) Includes 893,365 shares issuable upon exercise of vested options held by all current directors and executive officers within 60 days of April 30, 2000. See footnotes (3)-(13).

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 30, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            Executive Compensation

Compensation of Directors

   Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. From time to time, certain non-employee directors of the Company have received grants of options to purchase shares of the Company's Common Stock. In July 1996, each of Messrs. Coxe and Stevens was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $.36 per share. In December 1998, Mr. Gaither was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $7.00 per share. In November 1993 and August 1996, Mr. Jones was granted options to purchase 75,000 and 70,000 shares of the Company's Common Stock at exercise prices of $.05 and $.36 per share, respectively. In November 1994 and September 1996, Mr. Miller was granted options to purchase 75,000 and 50,000 shares of the Company's Common Stock at exercise prices of $.05 and $.36 per share, respectively. In December 1997 and December 1998, Mr. Seawell was granted options to purchase 50,000 and 32,050 shares of the Company's Common Stock at exercise prices of $3.15 and $7.00 per share, respectively.

   Each non-employee director of the Company also receives nonstatutory stock option grants under the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors are eligible to receive options under the Director's Plan.

   Option grants under the Director's Plan are non-discretionary. Each person who is elected or appointed for the first time to be a non-employee director automatically will, upon the date of his or her initial election or appointment to be a non-employee director by the Board or stockholders of the Company, be granted an option to purchase 50,000 shares of Common Stock (an "Initial Grant"). On the day following each Annual Meeting of Stockholders of the Company ("Annual Meeting"), each member of the Company's Board who is not an employee of the Company is automatically granted one or more options to purchase shares of Common Stock without further action by the Company, the Board or the stockholders of the Company as follows: (i) Each non-employee director will be granted an option to purchase 20,000 shares of Common Stock of the Company (an "Annual Grant"); provided, however, that if the person has not been serving as a non-employee director for the entire period since the prior Annual Meeting, then the number of shares granted will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director; and (ii) each non-employee director who is a member of a committee of the Board will be granted an option to purchase 5,000 shares of Common Stock of the Company for each such committee (a "Committee Grant"); provided, however, that if the person has not been serving on such committee since the prior Annual Meeting, then the number of shares granted will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director.

   Initial Grants will vest monthly over the four-year period following the date of grant such that the entire Initial Grant will become exercisable on the fourth anniversary of the date of grant. With respect to Annual Grants and Committee Grants, if the optionee has attended at least 75% of the regularly scheduled meetings of the Board or the committee, as applicable, held between the date of grant of the option and the one-year anniversary of the date of grant of the option, then such option will vest and become exercisable in full on the one-year anniversary of the date of grant. If the optionee's service as a director or committee member, as the case may be, terminates between the date of grant of the option and the one-year anniversary of the date of grant of the option due to the disability or death of the optionee, then the option will immediately vest and become exercisable on a monthly pro rata basis. If the director fails to attend at least 75% of the regularly scheduled meetings of the Board or the committee, as applicable, then such director's option will vest annually over the four-year period following the date of grant at the rate of 10% per year for the first three years and 70% for the fourth year, such that the entire option will become exercisable on the four-year anniversary of the date of grant of the option.

   The exercise price of the options granted under the Directors' Plan is equal to the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of 10 years from the date it was granted. Options granted under the Directors' Plan generally are non-transferable except to family members, a family trust, a family partnership or a family limited liability company. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with the Company or any affiliate (whether as a non-employee director of the Company or subsequently as an employee, director or consultant of either the Company or an affiliate) ceases for any reason, may exercise vested options for the term provided in the option agreement (12 months generally, 18 months in the event of death).

   If there is any sale of substantially all of the Company's assets, any merger or any consolidation in which the Company is not the surviving corporation or other change in control of the Company, all outstanding awards under the Directors' Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the awards will terminate if not exercised prior to such sale of assets, merger or consolidation.

   On March 30, 1998, each of Messrs. Coxe, Jones, Miller and Stevens was automatically granted an option to purchase 20,000 shares of the Company's Common Stock; Mr. Seawell was automatically granted an option to purchase 5,000 shares of the Company's Common Stock; each of Messrs. Coxe and Jones was automatically granted an option to purchase 2,500 shares of the Company's Common Stock; and each of Messrs. Miller, Seawell and Stevens was automatically granted an option to purchase 1,250 shares of the Company's Common Stock. In addition, in June 1999, non-employee directors received automatic non-qualified stock option grants under the Director Plan, using the criteria set forth in such Plan. Options to purchase shares of Common Stock in the form of annual grants for service as directors were made to the following directors: Mr. Coxe, 20,000 shares; Mr. Gaither, 5,000 shares; Mr. Jones, 20,000 shares; Mr. Miller, 20,000 shares; Mr. Seawell, 20,000 shares; and Mr. Stevens, 20,000 shares. Options to purchase shares of Common Stock in the form of annual grants for service as committee members of the Board of Directors were made to the following directors: Mr. Coxe, 5,000 shares; Mr. Jones, 5,000 shares; Mr. Seawell, 5,000 shares; and Mr. Stevens, 5,000 shares. The directors do not receive other any other form of compensation for their service on the Board of Directors. Each of these options was granted under the Director's Plan at fair market value on the date of grant.

   As of April 30, 2000, options to purchase 268,750 shares of Common Stock were outstanding and 31,250 shares remained available for future grant under the Directors' Plan. Unless terminated sooner, the Directors' Plan will terminate in February 2008.

   The Company has entered into indemnity agreements with each of the Company's directors and executive officers. The form of indemnity agreement provides, among other things, that the Company will indemnify such executive officer and director, under the circumstances and to the extent provided for therein, for any and all expenses he or she may be required to pay in actions or proceedings because of his or her status as a director or executive officer of the Company, to the fullest extent permitted by the Company's Bylaws and Delaware law.

Compensation of Executive Officers

   The following table shows for the fiscal years ended January 30, 2000, January 31, 1999 and December 31, 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers receiving compensation in excess of $100,000 in fiscal year 2000 (the "Named Executive Officers").

                          Summary Compensation Table

                                                             Long Term
                                                            Compensation
                            Annual Compensation                Awards
                         ------------------------------     ------------
                                                             Securities   All Other
Name and Principal                 Salary       Bonus        Underlying  Compensation
Position                 Year (1)   ($)          ($)        Options (#)    ($) (1)
------------------       -------- --------     --------     ------------ ------------
Jen-Hsun Huang..........   2000   $300,000     $300,000 (2)         0           --
 President and Chief       1999    257,692      200,000 (3)   400,000       $2,697 (2)
 Executive Officer
                           1997    149,134           --             0           --

Jeffrey D. Fisher.......   2000   $302,681 (5)   23,600        21,000        2,357 (4)
 Vice President, Sales     1999    198,683 (5)       --       100,000           --
                           1997    202,122 (5)       --        75,000           --

Christine B. Hoberg.....   2000   $200,000       15,710             0           --
 Chief Financial Officer   1999     30,384 (6)       --       295,000           --
                           1997         --           --             0           --

Chris A. Malachowsky....   2000   $191,250       19,700             0           --
 Vice President,           1999    183,461           --       250,000        2,505 (4)
 Engineering
                           1997    135,721           --             0           --

Curtis R. Priem.........   2000   $180,000        8,700             0           --
 Chief Technical Officer   1999    180,000           --       250,000        3,792 (4)
                           1997    133,125           --             0           --

--------
(1) Effective January 1, 1998, the Company changed its fiscal year-end financial reporting period from December 31 to January 31. Effective February 1, 1998, the Company changed its fiscal year end from January 31 to a 52- or 53-week year ending on the last Sunday in January.
(2) Paid in fiscal year 2001.
(3) Paid in fiscal year 2000.
(4) Represents market value of commemorative gift of property, including income taxes incurred for such gift, received in recognition of five (5) years of service to the Company.
(5) Includes sales commissions of $202,681, $98,683 and $102,122 in 2000, 1999 and 1997, respectively.
(6) Joined the company in December 1998.

                       Stock Option Grants And Exercises

   The Company grants options to its executive officers under its 1998 Equity Incentive Plan. As of April 30, 2000, options to purchase a total of 9,949,847 shares were outstanding under the 1998 Equity Incentive Plan and options to purchase 926,984 shares remained available for grant thereunder.

   The following tables show for the fiscal year ended January 30, 2000, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:


                       Option Grants In Last Fiscal Year

                                                                                   Potential
                                                                               Realizable Value
                                                                               at Assumed Annual
                                                                                Rates of Stock
                                                                                     Price
                                                                               Appreciation for
                                Individual Grants                               Option Term (4)
                         -------------------------------                       -----------------
                            Number of      % of Total
                           Securities        Options
                           Underlying      Granted to     Exercise
                             Options      Employees in     Price    Expiration
          Name           Granted (#) (1) Fiscal Year (2) ($/Sh) (3)    Date     5% ($)  10% ($)
          ----           --------------- --------------- ---------- ---------- -------- --------
Jen-Hsun Huang..........         --             --             --          --        --       --
Jeffrey D. Fisher.......     21,000           0.64%        $20.50    10/28/09  $270,739 $686,106
Christine B. Hoberg.....         --             --             --          --        --       --
Chris A. Malachowsky....         --             --             --          --        --       --
Curtis R. Priem.........         --             --             --          --        --       --

--------
(1) Initial option grants generally vest at a rate of 25% on the first anniversary of the vesting commencement date and 6.25% each quarter thereafter and have a term of 10 years. Subsequent option grants generally vest 6.25% per quarter from the date of grant.
(2) Based on an aggregate of 3,269,600 shares subject to options granted to persons who were employees or consultants of the Company in the fiscal year ended January 30, 2000, including the Named Executive Officers.
(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.
(4) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

                Aggregated Option Exercises in last Fiscal Year
                       and Fiscal Year-end Option Values

   This table sets forth for each Named Executive Officer the number and value of securities underlying unexercised options at January 30, 2000.

                                                         Number of Securities              Value of Unexercised
                                                        Underlying Unexercised             In-the-Money Options
                            Shares                    Options at January 30, 2000         at January 30, 2000 (1)
                         Acquired on     Value     --------------------------------- ---------------------------------
Name                     Exercise (#) Realized ($) Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
----                     ------------ ------------ --------------- ----------------- --------------- -----------------
Jen-Hsun Huang..........        --     $       --      175,000          225,000        $5,260,600       $6,763,500
Jeffrey D. Fisher.......   135,000      2,398,275       21,049           99,951           625,202        2,766,673
Christine B. Hoberg.....    73,750      2,265,622           --          221,250                --        6,720,469
Chris A. Malachowsky....        --             --      109,375          140,625         3,287,812        4,227,188
Curtis R. Priem.........        --             --      109,375          140,625         3,287,813        4,227,188

--------
(1) Based on the difference between $37.375 (the fair market value of the Company's Common Stock on January 28, 2000, the last trading day of the fiscal year) and the exercise price.

Compensation Committee Interlocks and Insider Participation

   For the fiscal year ended January 30, 2000, the Compensation Committee consisted of Messrs. Coxe and Jones. No current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee. Each of the Company's directors, or their affiliated entities, other than Mr. Seawell, have purchased and hold securities of the Company.

        Report of the Compensation Committee of the Board of Directors
                         on Executive Compensation/1/

Introduction

   The Company's executive compensation policies and practices are established and administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of two non-employee directors: Tench Coxe and Harvey C. Jones, Jr. The Committee's determinations regarding compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee directors.

Philosophy

   The goals of the compensation program are: (1) to align the financial interests of the executive officers and other key employees with those of the stockholders; and (2) to provide a means for the Company to attract, retain, and reward high-quality executives who contribute to the long-term success of the Company.

  . The Company's philosophy regarding base salaries for executives is conservative, with the goal of maintaining base salaries at the industry median for comparable companies.

  . The Company maintains semi-annual incentive bonus opportunities that are intended to motivate executives to achieve specific operating and strategic objectives. The combination of base and incentive bonus is targeted to bring total compensation to competitive levels.
--------
/1/The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

  . The Company provides significant equity-based incentives for executives and other key employees to ensure they are motivated over the long-term to increase stockholder value and to contribute to the long-term growth of the Company.

Compensation Plans

   The Company's executive compensation is comprised of three elements, each of which is intended to support the overall compensation philosophy.

   Base Salary. The Committee recognizes the importance of maintaining compensation levels competitive with semiconductor and other leading technology companies with which the Company competes for personnel. Base salary is targeted at the median level for emerging companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed based on an annual review of executive salaries at semiconductor and other comparable technology companies, including the Radford Survey. The industry group shown on the Company's Performance Measurement Comparison Graph includes larger companies included in such compensation survey, as well as companies of comparable size within the fabless semiconductor sector. Such annual plan also takes into account past performance and expected future contributions of the individual executive.

   Bonus. The company introduced a semi-annual incentive bonus plan in the second half of fiscal 2000 which provides bonus compensation to executives, based on achievement of specific financial performance targets. The plan is funded based on achieving a minimum threshold in operating margin and is distributed based on individual performance objectives.

   Long-Term Incentives. Long-term incentives have been in the form of stock options. The Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders by providing an incentive to manage the Company with a focus on long-term strategic objectives set by the Board of Directors relating to growth and stockholder value. Stock options are granted under the 1998 Equity Incentive Plan. Stock options are granted at not less than fair market value and have value only if the Company's stock price increases. The size of the option grant is determined based on competitive practices in the technology industry and the Company's philosophy of significantly linking executive compensation with stockholder interests. Stock options vest in a series of installments over a four-year period, contingent upon the executives continued employment with the Company. Options terminate 10 years after the date of grant. Subsequent grants are based on a number of factors, including individual performance, job level, expected future performance, and the competitive environment.

   Executive officers are also generally eligible to participate in the Company's 1998 Employee Stock Purchase Plan. Participation levels in such Plan are at the discretion of each executive. However, as a result of applicable laws regarding stock ownership, Messrs. Huang, Malachowsky and Priem are not eligible to participate in this Plan.

   In fiscal 2000, the Committee determined that one officer, Jeffrey Fisher, should receive option grants during fiscal 2000. The table on page 11 reflects such grants. Out of a total of 3,269,600 options granted under the 1998 Equity Incentive Plan in fiscal 2000, executive officers of the Company received grants for 21,000 shares, or approximately 0.64% of the total options granted under the 1998 Equity Incentive Plan in fiscal 2000.

   The Committee believes the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

Chief Executive Officer Compensation

   Compensation for Jen-Hsun Huang, the Chief Executive Officer, is determined by a process similar to that discussed above for executive officers. Mr. Huang's base salary for fiscal 2000 was $300,000. Following the Committee's review of compensation paid to Chief Executive Officers at other comparable technology companies, the Committee increased Mr. Huang's annual base salary in fiscal 2001 to $400,000. In addition, Mr. Huang's annual bonus target was increased from $300,000 in fiscal 2000 to $400,000 in fiscal 2001, and is based on achieving key financial and other strategic objectives.

   In fiscal 2001, Mr. Huang was also granted an option to acquire 400,000 shares of common stock at the fair market value of the stock on such date. This option vests on a quarterly basis over four years following the date of the grant. This grant was intended to continue to maintain the overall competitiveness of Mr. Huang's compensation package and strengthen the alignment of Mr. Huang's interests with those of the stockholders during a critical phase of the Company's development. The Committee intends to continue to monitor Mr. Huang's compensation level in light of his performance and the compensation levels of executives at comparable companies.

                                          Compensation Committee

                                          Tench Coxe
                                          Harvey C. Jones, Jr.

                     Performance Measurement Comparison/1/

   The following graph shows a comparison of total stockholder return of an investment of $100 in cash on January 22, 1999 (the date the Company's Common Stock began trading on the Nasdaq National Market) through January 28, 2000 (the last trading day of the Company's 2000 fiscal year) in (i) the Company's Common Stock; (ii) the Hambrecht & Quist Technology Index; and (iii) the Nasdaq Stock Market (U.S.). Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
       AMONG NVIDIA CORPORATION, THE HAMBRECHT & QUIST TECHNOLOGY INDEX
                      AND THE NASDAQ STOCK MARKET (U.S.)


                [PERFORMANCE GRAPH APPEARS HERE]

    Measurement                         H&Q Tech
      Point            NVIDIA         Stock Index         Nasdaq
----------------------------------------------------------------
     01/22/99           100               100              100
     01/29/99            97               107              107
     02/26/99           111                96               98
     03/31/99           107               103              105
     04/30/99            93               107              108
     05/28/99            87               108              105
     06/30/99            97               122              115
     07/30/99           102               120              113
     08/31/99           143               126              117
     09/30/99            98               129              117
     10/29/99           112               142              126
     11/30/99           176               166              139
     12/31/99           238               211              170
     01/28/00           190               208              162

     * $100 INVESTED ON 1/22/99 IN
       STOCK OR INDEX, INCLUDING
       REINVESTMENT OF DIVIDENDS. THE
       LAST DAY ON WHICH STOCK WAS
       TRADED IN THE FISCAL YEAR
       ENDED JANUARY 30, 2000 WAS
       JANUARY 28, 2000.
--------
/1/ This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             Certain Transactions

   Pursuant to an agreement between the Company and certain stockholders of the Company, in August 1997, the Company granted certain rights with respect to the registration of shares held by Messrs. Coxe, Gaither, Jones and Miller. These registration rights are set forth in a Second Amended and Restated Investors' Rights Agreement, as amended, filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 1999.

   In consideration for his services as interim Chief Financial Officer of the Company during the last quarter of fiscal 1999, the Company granted Mr. Seawell an option to purchase 32,050 shares of Common Stock of the Company at an exercise price of $7.00 per share in January 1999.

   The Company has entered into indemnity agreements with each of the Company's directors and executive officers. The form of indemnity agreement provides, among other things, that the Company will indemnify such executive officer and director, under the circumstances and to the extent provided for therein, for any and all expenses he or she may be required to pay in actions or proceedings because of his or her status as a director or executive officer of the Company, to the fullest extent permitted by the Company's Bylaws and Delaware law.

                                 Other Matters

Other Business

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report On Form 10-K

   The Company's annual report on Form 10-K for the year ended January 30, 2000, as filed with the SEC, is available electronically through the Company's World Wide Web site at http://www.nvidia.com. It is also available without charge upon written request to: Corporate Secretary, NVIDIA Corporation, 3535 Monroe Street, Santa Clara, CA 95051. Copies may also be obtained electronically through the SEC's EDGAR database: http://www.sec.gov.

                                          By Order of the Board of Directors




                                          /s/ Christine B. Hoberg
                                          CHRISTINE B. HOBERG
                                          Secretary

June 5, 2000
form of proxy card


                               NVIDIA CORPORATION

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JULY 12, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Jen-Hsun Huang and Christine B. Hoberg, or either of them, each with full power of substitution as proxies of the undersigned, to attend the Annual Meeting of Stockholders of NVIDIA Corporation, to be held at the Santa Clara Westin Hotel, 5101 Great America Parkway, Santa Clara, California, California, on Wednesday, July 12, 2000 at 2:00 p.m. local time and at any adjournment or postponement thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



Please sign, date and return this proxy in the envelope provided, which requires no postage if mailed in the United States.

                                  ___________

                          CONTINUED ON THE OTHER SIDE
              IMPORTANT TO MARK, DATE AND SIGN ON THE REVERSE SIDE

                                  ___________
reverse of proxy card

    PLEASE MARK
/X/ VOTES AS IN
    THIS EXAMPLE

           --------------------------------------------------------
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                               PROPOSALS 1 AND 2.
           --------------------------------------------------------


1.  ELECTION OF DIRECTORS.
    NOMINEES: Tench Coxe and Mark A. Stevens

    FOR           WITHHELD
    / /           / /

    / /  __________________________________________
    For all nominees except as noted above


2. To ratify the selection of KPMG LLP as the Company's independent auditors for fiscal 2001.

    FOR    AGAINST   ABSTAIN
    / /    / /       / /

---------------------------------------
/ / MARK HERE IF YOU PLAN TO ATTEND THE MEETING

/ / MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW



Signature:________________ Date:________

Signature:________________ Date:________

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on the stock certificate(s) and returned in the enclosed envelope. If shares are held by joint tenants or as community property, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. A corporation is requested to sign its name by its authorized officer, with the office held designated. If a partnership, please sign in partnership name by authorized person.)